EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of the Registration Statement (Form S-8) pertaining to the Abgenix, Inc. 1998 Employee Stock Purchase Plan of our reports dated February 25, 2005, with respect to the consolidated financial statements of Abgenix, Inc., Abgenix Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Abgenix, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

April 25, 2005